PRESS RELEASE

	Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600
American Bancorp of New Jersey, Inc. American Bank of New Jersey 365 Broad Street Bloomfield, NJ 07003-2798
NASDAQ National Market "ABNJ"		For Immediate Release January 26, 2006

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
FIRST QUARTER 2006 EARNINGS

Bloomfield, New Jersey -- January 26, 2006 -- American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today earnings of $663,000 for the quarter ended December 31, 2005 as compared to $610,000 for the quarter ended December 31, 2004. Basic and diluted earnings per share for the quarter ended December 31, 2005 were $0.05 and $0.05, respectively. By comparison, both basic and diluted earnings per share for the quarter ended December 31, 2004 were $0.04 after adjusting for the exchange of shares relating to the Company's recent second-step conversion.

On October 5, 2005, American Savings, MHC closed its second step conversion. Through this transaction, the Company replaced ASB Holding Company as the holding company of American Bank of New Jersey, a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and one branch office in Cedar Grove, New Jersey. Upon closing the conversion, each share of ASB Holding Company stock was exchanged for 2.55102 shares of American Bancorp of New Jersey, Inc. The earnings for the quarter ended December 31, 2004 reported by American are those of ASB Holding Company.

The Company's net interest spread declined to 1.87% for the current quarter in comparison to 2.32% for the same comparative period in 2004 as increases in the Company's cost of interest bearing liabilities continued to outpace the increase in the Company's yield on earning assets. This decline was attributable, in part, to the Company maintaining a high average balance of short term, liquid assets during the quarter. These balances resulted from the initial receipt of capital proceeds from the Company's second step conversion which were deployed into higher yielding investment securities throughout the quarter. Additionally, continued upward pressure on the cost of retail deposits resulted in increases in interest expense which outpaced the increase in interest income resulting from improved yields on loans. The cost of interest bearing deposits increased 69 basis points from 1.98% for the quarter ended December 31, 2004 to 2.67% for the quarter ended December 31, 2005. For the same comparative periods, yield on loans increased 8 basis points from 5.29% to 5.37%.

The factors resulting in the compression of the Company's net interest spread also impacted the Company's net interest margin. However, the effects of that compression were more than offset by the impact of the additional capital raised in the Company's second-step conversion. As a result, the Company's net interest margin increased 8 basis points from 2.63% for the quarter ended December 31, 2004 to 2.71% for the quarter ended December 31, 2005.

For the quarter ended December 31, 2005, loans receivable, net increased $13.2 million or 3.9% to $354.2 million from $341.0 million at September 30, 2005. The growth was comprised of net increases in multi-family, commercial real estate and construction loans totaling $5.5 million coupled with net increases in commercial and business loans totaling $1.1 million. Together, net growth in these loan balances totaled $6.6 million comprising approximately half of the Company's net increase in loans receivable for the quarter. The remaining net growth in loans included increases in one-to-four family mortgages, including equity loans and home equity lines of credit, totaling $6.7 million.

Deposits decreased by $13.9 million or 4.1% to $327.0 million at December 31, 2005 from $340.9 million at September 30, 2005. This decrease was primarily attributable to $9.8 million of deposit balances withdrawn to purchase shares in the Company's stock offering. The remaining $4.1 million of net deposit withdrawals were primarily attributable to aggressive deposit competition in the markets served by the Company.

Overall balance sheet growth and improvements in net interest margin contributed significantly to a $655,000 or 24.0% improvement in net interest income from $2.7 million for the quarter ended December 31, 2004 to $3.4 million for the quarter ended December 31, 2005. However, improvements in net interest income were partially offset by comparatively lower noninterest income and higher noninterest expense.

Noninterest income declined $221,000 from $247,000 for the quarter ended December 31, 2004 to $26,000 for the quarter ended December 31, 2005. This reduction was primarily attributable to a $271,000 loss on sale of an underperforming investment security during the most recent quarter. Excluding that loss, comparative quarterly noninterest income increased by $50,000 due largely to increases in loan related fee income and improvement in income from cash surrender value of life insurance.

Noninterest expense increased $288,000 from $2.0 million for the quarter ended December 31, 2004 to $2.2 million for the quarter ended December 31, 2005. The comparative increase in noninterest expense was diminished by the reversal of previously accrued profit sharing expenses totaling $131,000 in the quarter ended December 31, 2005. Excluding this item, comparative quarterly noninterest expense increased $419,000. This increase was attributable, in part, to executive and lending staffing additions coupled with overall annual increases in employee compensation and benefits. Additionally, the Company recorded restricted stock plan and stock options benefit plan expenses for the quarter ended December 31, 2005 of $148,000. Such expenses were not recorded for the quarter ended December 31, 2004 which preceded each plan's approval by shareholders on January 20, 2005. Professional and consulting fees also increased $52,000 to $119,000 for the quarter ended December 31, 2005 from $67,000 for the same quarter in 2004. In large part, these increases were attributable to consulting costs incurred by the Company relating to compliance with the Sarbanes Oxley Act of 2002 and the outsourcing of other internal audit-related services.

The foregoing material contains forward-looking statements concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.